Cohen & Steers, Inc.
280 Park Avenue
New York, NY 10017-1216
Tel (212) 832-3232

Contact:
Francis C. Poli
Executive Vice President
General Counsel
Cohen & Steers, Inc.
Tel (212) 446-9112

Cohen & Steers, Inc. Appoints New Director to Board

New York, November 2, 2016—Cohen & Steers, Inc. (NYSE:CNS) announced the appointment of Dr. Reena Aggarwal to the company’s board of directors, effective November 1, 2016.
Dr. Aggarwal currently serves as Vice Provost for Faculty at Georgetown University. In addition, she serves as a Professor of Finance and the Director of the Georgetown Center for Financial Markets and Policy at Georgetown’s McDonough School of Business. Dr. Aggarwal has been on the faculty of Georgetown University since 1986 where she has held various positions. She has written extensively on capital raising, IPOs, institutional investors, private equity, valuation, global financial markets, securities market regulation, stock exchange structure, and corporate governance. She has received several research awards, including the 2015 BlackRock-National Association of Corporate Directors Global Challenge for Innovation in Corporate Governance Award. Dr. Aggarwal also serves on the Board of FBR & Co. and IndexIQ. She received a Ph.D. in finance from the University of Maryland and a Master of Management Studies from BITS, India.
Robert Steers, Chief Executive Officer of Cohen & Steers, commented, “We are very pleased to welcome Reena Aggarwal to our board. With her extensive experience and knowledge, especially regarding governance and public markets, Reena will be a valuable addition to the Cohen & Steers organization.”
About Cohen & Steers
Cohen & Steers is a global investment manager specializing in liquid real assets, including real estate securities, listed infrastructure, commodities and natural resource equities, as well as preferred securities and other income solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Hong Kong, Tokyo and Seattle.